Exhibit 10.12

Duncan McHale

TERMS AND CONDITIONS OF EMPLOYMENT

Employer’s name and address: Evelo Biosciences, Inc. of 620 Memorial Dr., Suite 200 West, Cambridge MA 02139 (the “Company”)

Employee’s name and address: Duncan McHale of Little Acres, The Hill, Littlebourne, Canterbury, Kent CT3 1TB UK (the “Employee”)

In terms of the Employment Rights Act 1996 (the “Act”) this document gives details of your terms and conditions of employment with the Company together with other workplace information, as at 15 December 2017

1.	JOB TITLE AND DUTIES

1.1	You are employed as Chief Medical Officer with effect from 15 December 2017. Your continuous employment started on this date.

1.2	You will perform all duties required of you by the board of directors of the Company (the “Board”).

1.3	Whilst employed by the Company you must:

(a)	during your hours of work devote all of your time, attention and abilities to the business of the Company and carry out your duties with due care and attention;

(b)	not, without the Company’s prior written consent, be in any way directly or indirectly engaged or concerned with any other business or employment (with the exception of Weatherden Limited) whether during or outside your hours of work for the Company;

(c)	use your best efforts to promote and protect the interests of the Company and its subsidiaries and affiliates (each a “Group Company” and together the “Group”) and observe the utmost good faith towards the Company and the Group; and

(d)	comply with all the Company’s rules, regulations and policies from time to time in force and any rules which the Company’s clients may require you to observe whilst working on their premises.

2.	COMMENCEMENT OF EMPLOYMENT

2.1	Your period of continuous employment with the Company commenced on 15 December 2017.

2.2	No employment with a previous employer counts as part of your period of continuous employment with the Company.

3.	REMUNERATION

3.1	Your gross basic salary is £225,000 per annum (or such other sum as agreed from time to time). The salary will be paid after deduction of all taxes and national insurance contributions and is payable in equal monthly instalments into your nominated bank account on or around the last working day of each month.

3.2	Your salary will be reviewed at regular intervals.

WRITTEN TERMS (LONG)

1

3.3	For the purposes of the Employment Rights Act 1996, sections 13-27, you agree that the Company may deduct from your remuneration any sums due from you to the Company including, without limitation, your pension contributions (if any) and any overpayments, loans or advances made to you by the Company.

3.4	The Company may, at its absolute discretion pay you an annual, performance-based bonus upon the achievement of certain performance goals determined by the Board from time to time (the “Bonus”). The terms and amount of this Bonus (and whether it is paid in cash or in other forms, such as shares or share options) will be approved from time to time and notified to you by the Board in its sole discretion. In determining whether a bonus is to be paid, and if so the size of that bonus the Board may take into account such factors as it considers, in its absolute discretion, to be appropriate, which may include the anticipated future performance or service and/or past performance of you and/or the Company and/or the Group, although it has no obligation to take any of these factors into account. The bonus will not accrue, nor will you have any legitimate expectation as to the size or form of the discretionary bonus, until the Company pays it to you. There are no circumstances whether in reliance on express or implied terms or otherwise where you can require pay out of a particular sum or payment in a particular form or claim compensation for loss of such a bonus. Upon the termination of your employment or (if earlier) upon either party giving notice of termination you will have no rights as a result of this Agreement or any alleged breach of it to any compensation under or in respect of any bonus scheme.

4.	EXPENSES

The Company shall reimburse to you (against receipts or other appropriate evidence as the Company may require) the amount of all out-of-pocket expenses reasonably and properly incurred by you in the proper performance of your duties hereunder in accordance with the Company’s expenses policy in force from time to time.

5.	NORMAL HOURS OF WORK

5.1	You will be expected to work a minimum of 28 hours per week (being 75% of the minimum hours of a full time employee of the Company).

5.2	You may from time to time be required to work additional hours in order to properly perform your duties and/or allow the Company to meet its obligations to its clients. You are not entitled to additional remuneration for authorised hours worked in excess of your normal hours.

5.3	In particular, you agree to work hours that exceed the maximum average weekly working time limit of 48 hours imposed by the Working Time Regulations 1998. You may withdraw your agreement on giving to the Company 3 months’ prior written notice.

6.	PLACE OF WORK

6.1	Your normal place of work will be Little Acres, The Hill, Littlebourne, Canterbury England but the Company may change your normal place of work on giving you at least one month’s notice of any permanent change to your normal place of work.

6.2	You may be required to work at any of the Company’s premises or at the premises of its customers, clients, suppliers or associates around the world from time to time.

6.3	You may be required to work overseas for periods exceeding one month, however there are currently no particulars to be entered in this regard.

7.	NOTICE

7.1	The length of prior written notice that you must give the Company in order to terminate your employment is 3 months.

7.2	The Company must give you 3 months’ notice to terminate your employment.

7.3	The Company reserves the right in its absolute discretion to terminate your employment immediately either instead of or at any time after notice of termination is given by either party and to make a payment in lieu of notice. For this purpose, pay in lieu of notice will be a sum equal to only your salary that you would have received during the period of notice outstanding on the termination of your employment. For the avoidance of doubt, the Company’s right to make a payment in lieu of notice does not give you a right to receive such a payment in lieu of notice.

7.4	The Company may, at its absolute discretion, require you not to attend at work and/or not to undertake all or any of your duties hereunder during any period of notice (whether given by the Company or you), provided always that the Company shall continue to pay your salary and contractual benefits. For the avoidance of doubt, there is no obligation on the Company to provide you with any work during any period of notice and you will not be entitled to work on your own account or on account of any other person, firm or company during that period.

7.5	The Company may, notwithstanding any other terms of your employment and irrespective of whether the grounds for termination arose before or after your employment began, at any time by notice in writing, terminate your employment with immediate effect and without compensation if:-

(a)	if you are convicted of a criminal offence other than one which in the opinion of the Board does not affect your position as an employee of the Company, bearing in mind the nature of your duties and the capacity in which you are employed;

(b)	you are guilty of any serious default or misconduct in connection with or affecting the business of the Group, commit any serious or repeated breach of your obligations under your employment, are guilty of serious neglect or negligence in the performance of your duties or behave in a manner (whether on or off duty) which is likely to bring the Group into disrepute or which seriously impairs your ability to perform your duties;

(c)	in the reasonable opinion of the Company, you have failed to substantially perform your duties to the Company (other than such failure resulting from any material illness that you are suffering) (provided that, to the extent such failure can be cured, the Company shall have provided you with at least 30 days’ notice of such failure and you have not remedied the failure in the 30-day period);

(d)	in the reasonable opinion of the Company, you have failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement (provided that to the extent such failure can be cured, the Company shall have provided you with at least 30 days’ notice of such failure and you have not remedied the failure in the 30-day period);

(e)	you are found to be using or under the influence of, or in possession of illegal drugs on the Company’s (or any Group Company’s) premises or while performing your duties under this Agreement;

(f)	you do not have the right to work in the UK or you lose the right to work in the UK;

(g)	you are found guilty of misconduct by any applicable regulatory body or tribunal or any successor bodies.

8.	HOLIDAYS AND HOLIDAY PAY

8.1	You are entitled, to 21 days’ paid holiday in each holiday year (inclusive of all customary and public holidays recognised by the Company).

8.2	The Company’s holiday year runs from 1st January to 31st December.

8.3	If your employment begins or ends part way through the holiday year your holiday entitlement for that year will be assessed on a pro rata basis.

8.4	On termination of your employment you will be entitled to pay in lieu of any holidays which have accrued to you in the holiday year in which the termination takes place but which you have not taken at that time. The Company may require you to take unused holidays during your notice period. If on the termination of your employment, you have taken holidays in excess of the statutory holiday entitlement which has accrued to you at that time you will be required to repay to the Company holiday pay in respect of those holidays.

8.5	Holidays must be taken at times agreed by the Company and sufficient notice of a request to take holiday must be given to the Company.

8.6	All holidays must be taken in the holiday year in which they accrue and cannot be carried over to the next holiday year without the prior consent of the Company.

9.	SICKNESS OR OTHER ABSENCE

9.1	If you are absent from work for any reason and your absence has not previously been authorised by the Company you must inform the Company by 9am on your first day of absence.

9.2	In respect of absence due to sickness, injury or accident that continues for more than 7 consecutive days (including weekends) you must provide the Company with a medical certificate stating the reason for the absence. Thereafter medical certificates must be provided to the Company to cover the remainder of the period of continuing sickness absence. Failure to follow these requirements may result in disciplinary action and loss of Statutory Sick Pay and company sick pay.

9.3	If you are absent from work due to sickness, injury or accident and comply with the requirements in this Clause you will be paid:

(a)	Statutory Sick Pay in accordance with the provisions of the applicable legislation. For the purposes of Statutory Sick Pay, the “qualifying days” are Monday to Friday inclusive; and

(b)	At the discretion of the Board, Company sick pay equal to full salary for the first 2 weeks’ of absence due to sickness or injury in each calendar year.

9.4	Payment of Company sick pay shall be made less an amount equivalent to any Statutory Sick Pay payable to you.

9.5	The Company reserves the right to require you to undergo a medical examination conducted by a doctor nominated by the Company, at the Company’s expense.

9.6	If the sickness, injury or accident is caused by the act or omission of a third party you must, at the Company’s request, include in any claim for damages against such third party a claim in respect of moneys paid by the Company under this Clause 9.6 and must refund to the Company any damages recovered under that head.

10.	PENSION ARRANGEMENTS AND OTHER BENEFITS

10.1	Pensions arrangements

(a)	During the period of your employment with the Company, the Company will comply at all times with the employer duties under Part 1 of the Pensions Act 2008.

(b)	You are eligible to join the group personal pension scheme initiated by the Company (the “Scheme”) subject to its rules from time to time in force. Details of the Scheme are available from the Company. If you contribute a sum equivalent to at least 1% of his basic salary annually to the Scheme, then the Company will make an annual contribution to the Scheme of an amount equal to 1% of your basic salary. The contribution shall be paid to the Scheme at such time or times during each year as the Company shall decide at its discretion.

10.2	Company’s right to terminate pensions arrangements

The Company shall be entitled at any time to terminate the Scheme or your membership of it subject to providing him with membership of an equivalent pension scheme, the benefits of which shall be materially the same as the benefits provided to you under the Scheme.

10.3	Other Benefits

You will receive a payment of £10,000 per annum in lieu of any private medical and dental expenses insurance, permanent health assurance and life assurance arrangements. This will be paid monthly and will be subject to deductions and appropriate taxation.

11.	CONFIDENTIALITY

You must not (except in the proper performance of your duties) while employed by the Company or at any time (without limit) after the date on which your employment with the Company terminates:

(a)	divulge or communicate to any person;

(b)	use for your own purposes or for any purposes other than those of the Company or, as appropriate, any of its clients; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any trade secrets or confidential information relating to the Company or any Group Company or any of its clients. You must at all times use your best endeavours to prevent publication or disclosure of any trade secrets or confidential information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by you.

12.	DATA PROTECTION

By signing this Statement, you acknowledge and agree that the Company is permitted to hold and process personal (and sensitive) information and data about you as part of its personnel and other business records; and may use such information in the course of the Company’s business. You agree that the Company may disclose such information to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any associated company. This Clause applies to information held, used or disclosed in any medium.

13.	COMPANY AND CLIENT PROPERTY

All equipment (including computer equipment), notes, memoranda, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by you or otherwise and in whatever medium or format) relating to the business of the Company or a group company or any of its or their clients (and any copies of the same) shall:

(a)	be and remain the property of the Company or the relevant client; and

(b)	be handed over by you to the Company on demand and in any event on the termination of your employment.

14.	GRIEVANCE AND DISCIPLINARY MATTERS

14.1	If you have any grievance relating to your employment you may apply in writing to any director of the Company.

14.2	The director will consider your grievance and report to you within 7 days of the date when the grievance was raised.

14.3	If that report is not acceptable to you, you may then, within 7 days of receipt by you of the report, refer the matter in writing to CEO who will notify you of their decision within 14 days and whose decision will be final and binding.

14.4	The disciplinary rules applicable to you are contained in the staff handbook.

14.5	If you are dissatisfied with any decision of the Company regarding any disciplinary matter, you may apply in writing to the CEO within 5 days of the decision to have that decision re-considered in accordance with the Company’s appeals procedure. The appeals procedure is set out in full in the staff handbook.

14.6	The grievance, disciplinary and appeals procedures are not contractually binding on the Company and the Company may alter them, or omit any or all of their stages where it considers it appropriate.

15.	COLLECTIVE AGREEMENTS

There are no collective agreements applicable to you or which affect your terms of employment.

16.	CHANGES TO TERMS OF EMPLOYMENT

16.1	The Company reserves the right to make changes to any of your terms and conditions of employment.

16.2	You will be given not less than one month’s written notice of any significant changes that may be given by way of an individual notice. Such changes will be deemed to be accepted unless you notify the Company of any objection in writing before the expiry of the notice period.

17.	PREVIOUS CONTRACTS

The contractual terms in this Statement shall be in substitution for all or any existing contracts of employment entered into between you and the Company which cease to have effect on the date upon which you commence work under this Statement.

18.	CONDITIONS TO EMPLOYMENT AND CONTINUED EMPLOYEMNT

18.1	It is a condition of your employment with the Company that you are and remain legally entitled to reside and work in the United Kingdom. You confirm that you are legally entitled to work in the United Kingdom without holding a work permit. Should it be discovered that you do not have permission to live and work in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate your employment forthwith without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

19.	PRIVACY OF COMMUNICATION

19.1	All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company’s IT or communications systems (“Company Systems”) or on Company premises will be treated by the Company as work related. The Company Systems are provided for your work use only. You agree that the Company may intercept, record and monitor all communications made by you and your use of the Company Systems without further notice. You should not regard any communications or use as being private.

19.2	The interception, recording and monitoring of communications is intended to protect the Company’s business interests for example, for the purposes of quality control, security of the Company Systems, protection of the Company’s confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements.

19.3	You acknowledge and agree that all communications, data, records and files stored on the Company Systems or on the Company’s premises may be used as evidence in disciplinary or legal proceedings against you.

20.	GOVERNING LAW AND JURISDICTION

This Statement is governed by and to be construed in accordance with English law and any dispute is subject to the non-exclusive jurisdiction of the English courts.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed	/s/ Balkrishan S. Gill
by EVELO BIOSCIENCES,	Director
INC. acting by Balkrishan S. Gill
[Director] and Jennifer Glennon[Director/
Secretary]	/s/ Jennifer Glennon
Director/Secretary

EXECUTED as a Deed by DUNCAN MCHALE	/s/ Duncan McHale
in the presence of:

Witness’s

Signature:

Full Name:

Address:

Evelo Biosciences, Inc.

620 Memorial Dr.

Suite 200 West

Cambridge MA 02139

16 April 2018

Duncan McHale

XXXXX

United Kingdom

Dear Duncan,

Amendment to Employment Agreement

1.	BACKGROUND

1.1	In consideration of your continued employment and an increase to your salary pursuant to clause 3.1 of your contract of employment dated 15 December 2017 (the “Employment Agreement”) with Evelo Biosciences, Inc. (the “Company”) to £300,000 per annum with effect from 16 April 2018 (less deduction of all applicable income tax, National Insurance contributions and other withholdings), you agree to the changes to your terms and conditions as set out in this side letter (the “Letter”).

1.2	This Letter shall take effect on 16 April 2018, provided that you sign and return a copy of this Letter to the Company.

1.3	By signing the enclosed copy of this Letter, you hereby agree to the amendments to your Employment Agreement and your terms and conditions of employment as set out in Clauses 2, 3 and 4 below.

1.4	Unless otherwise defined herein, all capitalised terms in this Letter are as defined in the Employment Agreement.

2.	CHANGES TO CLAUSE 3.1 OF THE EMPLOYMENT AGREEMENT

2.1	Clause 3.1 of the Employment Agreement shall be replaced with: “Your gross basic salary is £300,000 per annum (or such other sum as agreed from time to time). The salary will be paid after deduction of all taxes and national insurance contributions and is payable in equal monthly instalments into your nominated bank account on or around the last working day of each month.”

3.	CHANGES TO CLAUSE 5 OF THE EMPLOYMENT AGREEMENT

3.1	Clause 5.1 of the Employment Agreement shall be replaced with: “You will be expected to work a minimum of 40 hours per week with such additional hours as are necessary for the performance of your duties.”

4.	CHANGES TO CLAUSE 8.1 OF THE EMPLOYMENT AGREEMENT

4.1	Clause 5.1 of the Employment Agreement shall be replaced with: “You are entitled, to 28 days’ paid holiday in each holiday year (inclusive of all customary and public holidays recognised by the Company).”

5.	GENERAL

5.1	If these changes are acceptable to you, please sign, date and return one copy of the Letter, appropriately witnessed. All other terms of your Employment Agreement shall remain unchanged and will continue in full force and effect.

5.2	This Letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart. Each counterpart shall constitute an original but all counterparts together shall constitute one and the same instrument.

5.3	This Letter is governed by and to be construed in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.

If you have any questions about this letter, please do not hesitate to contact me.

I look forward to working with you.

Yours sincerely

/s/ Balkrishan (Simba) Gill
Balkrishan (Simba) Gill, Ph.D.

I,	Duncan McHale, acknowledge and agree that:

i.	I have read and understood the terms of this letter; and

ii.	I accept the amendments to my contract of employment stated in this letter.

Signature:	/s/ Duncan McHale	Date: 29 April 2018